ISIN: US90274P1619 Public Call Warrants Linked to the EURO STOXX 50 ® Index Distributed through J.P. Morgan Securities LLC Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333 - 200212 Dated February 10, 2015

1 Call Warrants Linked to the EURO STOXX 50 ® Index Indicative Terms Hypothetical Return Profile Upon Expiration of Your Warrants Index EURO STOXX 50® Index Index Starting Level [ ] Premium/Initial Investment $139.70 per Warrant, representing 13.97% of the notional amount per Warrant Notional Amount $1,000.00 per Warrant Term 3 years Investor Suitability / Risk Considerations 3 Year Index Return Warrant Value at Expiration Gain/Loss on Warrant Warrant Total Return 40.00% $400.00 $260.30 186.33% Investing in the Warrants involves significant risks: 35.00% $350.00 $210.30 150.54% The Warrants are leveraged investments that involve a high degree of risk; you may 30.00% $300.00 $160.30 114.75% lose all or a substantial portion of your investment 25.00% $250.00 $110.30 78.95% The index return must exceed 13.97% for you to receive a positive return 20.00% $200.00 $60.30 43.16% If the index level does not appreciate from the trade date to the expiration date, the 15.00% $150.00 $10.30 7.37% Warrants will expire worthless and you will lose all of your initial investment 13.97% $139.70 $0.00 0.00% 10.00% $100.00 -$39.70 -28.42% paid on any index constituent stocks 5.00% $50.00 -$89.70 -64.21% You are willing to hold the Warrants until the expiration date 0.00% $0.00 -$139.70 -100.00% You are approved for trading options with your broker-dealer including -5.00% $0.00 -$139.70 -100.00% the purchase of call options and understand the risks inherent in an -10.00% $0.00 -$139.70 -100.00% investment in the Warrants (including the risks of trading options) -15.00% $0.00 -$139.70 -100.00% You assume the credit risk of UBS AG for all payments under the Warrants -20.00% $0.00 -$139.70 -100.00% The level of the index can rise or fall sharply due to numerous factors -25.00% $0.00 -$139.70 -100.00% You seek increased sensitivity to the market risk of the index and can tolerate -30.00% $0.00 -$139.70 -100.00% fluctuations in the price of the Warrants prior to the expiration date that will far exceed -35.00% $0.00 -$139.70 -100.00% the downside fluctuations in the level of the index -40.00% $0.00 -$139.70 -100.00% JPMorgan Chase Bank, National Association, J.P. Morgan Securities LLC and their -45.00% $0.00 -$139.70 -100.00% affiliates act as a placement agent -50.00% $0.00 -$139.70 -100.00% Additional risk factors with respect to the Warrants offering and the underlying market risk can be found in section "Risk Factors" of the respective Prospectus Supplement Please refer to the Preliminary Prospectus Supplement, Prospectus and Index Supplement for further details on risks, liquidity, prospective returns and other matters of interest. This Free Writing Prospectus and the Preliminary Prospectus Supplement must not be looked at in isolation and a decision with respect to an investment in the Warrants must be taken in conjunction with all available documentation in reference to this offering. Warrant Description European-style, cash-settled call warrants (the “Warrants”), each linked to the performance of the EURO STOXX 50® Index. Automatic Exercise The Warrants will be automatically exercised on the expiration date if the index ending level is greater than the index starting level. (You do not have the right to exercise your Warrants prior to the expiration date.) Cash Settlement Amount For each Warrant, an amount equal to the greater of (i) the notional amount per Warrant multiplied by the index return and (ii) zero. The issuer will pay the cash settlement amount on the cash settlement payment date. Payment upon Automatic Exercise If the Warrants are automatically exercised, you will receive for each Warrant you own, the cash settlement amount on the cash settlement payment date. The index return must be greater than 13.97% for you to receive a positive return on your initial investment. You do not seek current income from your investment and are willing to forego dividends -100% -50% 0% 50% 100% 150% 200% 250% 300% -100% -80% -60% -40% -20% 0% 20% 40% Hypothetical Return Total Return on Warrant at Maturity 3 Year Index Return Hypothetical Index Return Versus Warrant Total Return 13.97%

2 Disclaimer This material has been prepared by UBS AG, or an affiliate thereof ("UBS"). In certain countries UBS AG is referred to as UBS SA . UBS has filed a registration statement (including a prospectus and an index supplement) with the Securities and Exchange Comm iss ion, or SEC, for the offering for which this prospectus supplement relates. Before you invest, you should read the prospectus dated November 14, 2014 titled “Debt Securities and Warrants”, re lat ing to our Warrants and the index supplement dated November 14, 2014, which contains information about certain indices to which particular categories of debt securities and warrants that we may o ffe r, including the Warrants, may be linked and any other documents that UBS has filed with the SEC for more complete information about UBS. You may obtain these documents for free from the SEC Website at www.sec.gov. Our Central Index Key, or CIK, on the SEC Website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll - free 1 - 877 - 387 - 227 5. This material is for distribution only under such circumstances as may be permitted by applicable law. It has no regard to th e s pecific investment objectives, financial situation or particular needs of any recipient. It is published solely for informational purposes and is not to be construed as a solicitation or an offer to buy or sell any securities or related financial instruments. No representation or warranty, either express or implied, is provided in relation to the accuracy, completeness or reliability of the information contained her ein, nor is it intended to be a complete statement or summary of the securities, markets or developments referred to in the materials. It should not be regarded by recipients as a substitute for the exerci se of their own judgement. Any opinions expressed in this material are subject to change without notice and may differ or be contrary to opinions expressed by other business areas or groups of UBS as a resul t o f using different assumptions and criteria. UBS is under no obligation to update or keep current the information contained herein. UBS, its directors, officers and employees' or clients may have or h ave had interests or long or short positions in the securities or other financial instruments referred to herein and may at any time make purchases and/or sales in them as principal or agent. UBS may act or hav e acted as market - maker in the securities or other financial instruments discussed in this material. Furthermore, UBS may have or have had a relationship with or may provide or has provided investme nt banking, capital markets and/or other financial services to the relevant companies. Neither UBS nor any of its affiliates, nor any of UBS' or any of its affiliates, directors, employees or agents ac cep ts any liability for any loss or damage arising out of the use of all or any part of this material. Options, derivative products and futures are not suitable for all investors, and trading in these instruments is considered r isk y. Past performance is not necessarily indicative of future results. Foreign currency rates of exchange may adversely affect the value, price or income of any security or related instrument mentioned in th is presentation. Prior to entering into a transaction you should consult with your own legal, regulatory, tax, financial and accounting advisers to the extent you deem necessary to make your own investme nt, hedging and trading decisions. Any transaction between you and UBS will be subject to the detailed provisions of the term sheet, confirmation or electronic matching systems relating to that tr ans action. Clients wishing to effect transactions should contact their local sales representative. Additional information will be made available upon request. For financial instruments admitted to trading on an EU regulated market: UBS AG, its affiliates or subsidiaries (excluding UB S S ecurities LLC and/or UBS Capital Markets LP) acts as a market maker or liquidity provider (in accordance with the interpretation of these terms in the UK) in the financial instruments of the issue r s ave that where the activity of liquidity provider is carried out in accordance with the definition given to it by the laws and regulations of any other EU jurisdictions, such information is separately disclose d i n this material. United Kingdom and the rest of Europe: Except as otherwise specified herein, this material is communicated by UBS Limited, a sub sidiary of UBS AG, to persons who are market counterparties or intermediate customers (as detailed in the FSA Rules) and is only available to such persons. The information contained herei n d oes not apply to, and should not be relied upon by, private customers. UBS Limited is regulated by the FSA. France: Prepared by UBS Limited and distributed by UBS Limited and UBS Securities France S. A. UBS Securities France S.A. is regulated by the Autorité des Marchés Financiers (AMF). Where an analyst of UBS Securities France S.A. has contributed to this material, the material is al so deemed to have been prepared by UBS Securities France S.A. Germany: Prepared by UBS Limited and distributed by UBS Limited and UBS Deutschland AG. UBS Deutschland AG is regulated by th e B undesanstalt fur Finanzdienstleistungsaufsicht (BaFin). Spain: Prepared by UBS Limited and distributed by UBS Limited and UBS Securities España SV, SA. UBS Securities España SV, SA is regu lat ed by the Comisión Nacional del Mercado de Valores (CNMV). Turkey: Prepared by UBS Menkul Degerler AS on behalf of and distributed by UBS Limited. Russia: Prepared and distributed by t he Moscow Representative Office of UBS Cyprus Moscow Limited. Switzerland: These materials are distributed in Switzerland by UBS AG to persons who are institutional investors only. Italy : P repared by UBS Limited and distributed by UBS Limited and UBS Italia Sim S.p.A.. UBS Italia Sim S.p.A. is regulated by the Bank of Italy and by the Commissione Nazionale per le Società e la Borsa (C ONS OB). Where an analyst of UBS Italia Sim S.p.A. has contributed to this material, the material is also deemed to have been prepared by UBS Italia Sim S.p.A.. South Africa: UBS South Africa (Pt y) Limited (Registration No. 1995/011140/07) is a member of the JSE Limited, the South African Futures Exchange and the Bond Exchange of South Africa. UBS South Africa (Pty) Limited is an autho ris ed Financial Services Provider. Canada: These materials are being distributed in Canada by UBS Securities Canada Inc., a subsidiary of UBS AG and a member of the principal Canadian stock exch ang es & CIPF. Hong Kong: The materials relating to equities and other securities business, and related research, are being distributed in Hong Kong by UBS Securities Asia Limited. The material re lat ing to corporate finance, foreign exchange, fixed income products and other banking business, and related research, are being distributed in Hong Kong by UBS AG, Hong Kong Branch. Singapore: Dis tri buted by UBS Securities Pte. Ltd or UBS AG, Singapore Branch. Japan: The materials relating to equities, fixed income products, corporate finance and other securities business, and relate d r esearch, are distributed in Japan by UBS Securities Japan Ltd. The materials relating to foreign exchange and other banking business, and related research, are distributed in Japan by UBS AG, Tok yo Branch. Australia: These materials are distributed in Australia by UBS AG (Holder of Australian Financial Services Licence No. 231087) and UBS Securities Australia Ltd (Holder of Australian Fi nan cial services Licence No. 231098). New Zealand: These materials are distributed in New Zealand by UBS New Zealand Ltd. © 2015 UBS. All rights reserved. UBS specifically prohibits the redistribution of this material and accepts no liability what soe ver for the actions of third parties in this respect.

3 Contact Information UBS Structuring 1285 Avenue of the Americas New York, NY 10019 Tel. +1 203 - 719 - 7777 www.ubs.com UBS Securities LLC is a subsidiary of UBS AG